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                                                                EXHIBIT 11.1
                          COMPUTATION OF EARNINGS PER SHARE
                     (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           Six Months Ended
                                                                June 30,
                                                           ----------------
                                                            1996      1995
                                                           ------    ------
Weighted average shares outstanding:
    Common stock                                           13,698    13,186
    Common stock equivalents                                1,303     1,285
                                                           ------    ------
Weighted average common shares and equivalents             15,001    14,471

Net income                                                 $5,381    $4,023
                                                           ------    ------
                                                           ------    ------
Net income per share (1)                                    $0.36     $0.28
                                                           ------    ------
                                                           ------    ------

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(1)  There is no difference between primary and fully diluted net income per share.




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